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                                                                    EXHIBIT 11.1

                               USWEB CORPORATION

                       CALCULATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)


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
                                                           Year Ended
                                                          December 31,
                                                   ----------------------------
                                                    1996      1997      1998
                                                   -------  --------  ---------
Net loss.........................................  $(3,359) $(50,670) $(188,281)
                                                   -------  --------  ---------
Weighted average common shares outstanding.......   21,803    29,760     61,329
Shares deemed outstanding under stock bonus
 arrangements for employees of acquired
 companies.......................................      --        498
                                                   -------  --------  ---------
Total weighted average common shares outstanding.   21,803    29,262     61,329
                                                   =======  ========  =========
Basic and diluted net loss per share.............  $ (0.15) $  (1.73) $   (3.07)
                                                   =======  ========  =========
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